Exhibit 32.1

SECTION 1350 CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350), as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, Gene S. Cartwright, Chief Executive Officer (principal executive and financial officer) of Guided Therapeutics Inc (the “Company”), hereby certifies that, to his knowledge on the date hereof:

(a) The Quarterly Report on Form 10-Q/A of the Company for the period ended March 31, 2021 filed on the date hereof with the Securities and Exchange Commission (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(b) The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Quarterly Report.

This certification shall not be deemed to be filed with the Securities and Exchange Commission and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Quarterly Report), irrespective of any general incorporation language contained in such filing. A signed original of this written statement required by Section 906 has been provided to the Company and will be retained and furnished to the Securities and Exchange Commission or its staff upon request.

Date: August 18, 2021	By:	/s/ Gene S. Cartwright
Gene S. Cartwright
Chief Executive Officer (Principal Executive and Financial Officer)